Exhibit 99.1
Etsy Names Rachana Kumar Chief Technology Officer
BROOKLYN, N.Y., October 27, 2022 Etsy, Inc. (NASDAQ: ETSY), which operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world, announced today that Rachana Kumar, Etsy’s Vice President of Engineering, has been named Chief Technology Officer, effective January 1, 2023. Mike Fisher, Etsy’s current Chief Technology Officer, has decided to leave to spend more time with his family and pursue other interests. Mike will stay in his current position until December 31, 2022 and then remain with Etsy in an advisory capacity through April 2023.
Etsy, Inc. Chief Executive Officer Josh Silverman commented, “I am excited to congratulate Rachana on this well-deserved promotion, which is a testament to her leadership, her outstanding track record of accomplishments, and to the followership she’s earned throughout Etsy; and reflects our strong bench of talent. Rachana has demonstrated an extraordinary ability to lead complex projects, leverage new technologies that improve our velocity and performance, and serve as a coach and mentor to her colleagues. I also want to thank Mike – affectionately known internally as ‘Fish’ – for helping lead Etsy through a period of transformation and growth over the last five years. He is a remarkable leader, and his impact has extended far beyond scaling our technology infrastructure and building a world-class team. He has nurtured a culture of innovation and inclusion, led with optimism, and served as a trusted thought partner to me and leaders across Etsy.”
Rachana has been with Etsy for more than eight years and currently serves as Vice President of Engineering. Over the course of her tenure, she has played a leading role in critical initiatives, such as launching Etsy’s product development principles, driving mobile and app penetration, and buyer growth. Most recently, Rachana expanded her role to include launching Etsy’s regional office in Mexico City, building that team to nearly 130 employees in just 18 months.
Rachana Kumar commented, “When I joined in 2014 there were fewer than 20 million active buyers in the Etsy marketplace – today, there are over 88 million. Supporting that growth has required us to expand our teams, scale our systems, and leverage cutting-edge machine learning to improve the user experience. I am excited to continue on this journey as we use technology to create economic empowerment opportunities for our sellers and nurture our vibrant, global community.”
Mike Fisher added, “I could not be prouder to have been a part of everything the Etsy team has accomplished over the past five years. I am confident that Rachana and the Etsy team will not miss a beat as they execute on our ambitious strategy and advance our mission of keeping commerce human.”
Rachana, who will be based out of Etsy’s Brooklyn, NY headquarters, will report to Etsy CEO Josh Silverman and will join Etsy’s executive team.

About Rachana Kumar
Since joining Etsy in 2014, Rachana Kumar has significantly expanded her scope and responsibilities. She is currently Vice President of Engineering at Etsy, where she oversees teams that build product experiences within Etsy’s global marketplace. She also serves as the Managing Director of Etsy Mexico, where she has been responsible for opening the company’s Mexico City office and hiring of over 130 employees in the region.
Rachana’s experience spans multiple countries and industries ranging from media and ecommerce in the US, the sociopolitical space in India, and international development in Cambodia. She is passionate about using technology for good and has worked with the UN, Council on Foreign Relations, and ran her own non profit organization.

Rachana holds a Bachelor’s degree from RV College of Engineering in Bengaluru, India and a Master of Public Administration from Columbia University. She has been recognized as one of the Top 50 Women in Tech by the National Diversity Council, and has received the Digital Diversity Network’s Innovation and Inclusion CodeBreakers Award, Innovators & Disrupters Award from New York on Tech and Future CIO Award at Women in IT Awards.
About Etsy
Etsy, Inc. operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world. These marketplaces share a mission to "Keep Commerce Human," and we're committed to using the power of business to strengthen communities and empower people. Our primary marketplace, Etsy.com, is the global destination for unique and creative goods. Buyers come to Etsy to be inspired and delighted by items that are crafted and curated by creative entrepreneurs. For sellers, we offer a range of tools and services that address key business needs.
Etsy, Inc.'s "House of Brands" portfolio also includes fashion resale marketplace Depop, musical instrument marketplace Reverb, and Brazil-based handmade goods marketplace Elo7. Each Etsy, Inc. marketplace operates independently, while benefiting from shared expertise in product, marketing, technology, and customer support.
Etsy was founded in 2005 and is headquartered in Brooklyn, New York.
Etsy has used, and intends to continue using, its Investor Relations website and the Etsy News Blog (etsy.com/news) to disclose material non-public information and to comply with its disclosure obligations under Regulation FD. Accordingly, you should monitor our investor relations website and the Etsy News Blog in addition to following our press releases, SEC filings, and public conference calls and webcasts.

Investor Relations Contact:
Etsy, Deb Wasser, Vice President, Investor Relations & ESG Engagement
ir@etsy.com
Media Relations Contact:
Kelly Clausen, Senior Director, Corporate Communications and Strategic Partnerships
press@etsy.com